Exhibit 99.1

REALTY INCOME ANNOUNCES $1.7 BILLION SALE-LEASEBACK OF ENCORE BOSTON HARBOR THROUGH PARTNERSHIP WITH WYNN RESORTS
SAN DIEGO, CALIFORNIA February 15, 2022….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, announced today that the company has signed a definitive agreement to acquire the Encore Boston Harbor (Encore) Resort and Casino for $1.7 billion under a long-term net lease agreement with Wynn Resorts, Limited (NASDAQ: WYNN). The transaction is Realty Income’s first acquisition in the gaming industry.
The sale-leaseback transaction with Wynn Resorts is expected to be executed at a 5.9% initial cap rate, includes an initial lease term of 30 years with annual rent growth of 1.75% for the first ten years and the greater of 1.75% or CPI (capped at 2.5%) over the remaining lease term. The lease also includes an additional 30-year option to renew upon expiration. Pending regulatory procedures, the company expects to close this transaction in the 4th quarter of 2022.
“This transaction demonstrates our ability to utilize our platform and scale to acquire prime real estate assets across a variety of industries in alignment with our investment criteria,” said Sumit Roy, Realty Income's President and Chief Executive Officer. “Our investment philosophy centers around generating favorable risk-adjusted returns by investing in strategically important properties with partners who are leaders in their respective industries. We are pleased to cultivate a new relationship with Wynn Resorts as we expand our universe of net lease investments.”
Investment Rationale and Implications
Attractive risk-adjusted returns. The transaction is expected to generate immediate earnings accretion, healthy contractual rent growth, and long-term returns at favorable spreads to Realty Income’s cost of capital.
Partnership with leading operator. Wynn Resorts is an S&P 500 company and one of the preeminent developers and operators of integrated resorts in the world, reflecting Realty Income’s strategy of partnering with industry blue chips. Pro forma for proceeds from the transaction, Wynn is expected to maintain modest lease-adjusted US leverage (as measured by lease-adjusted net debt / EBITDAR) of approximately 4.5x and in alignment with 2022 analyst consensus EBITDA for the US properties and corporate.
Demonstrates growth profile of business model and benefits of size and scale. Realty Income’s entry into the gaming industry illustrates the robust opportunities afforded to it through the global corporate sale-leaseback pipeline. As real estate partner to another of the world’s leading companies, the transaction represents an external growth channel unconstrained by industry, property type or geography and in alignment with our investment criteria. Upon closing, Wynn is expected to represent less than 3.5% of Realty Income’s annualized contractual rent.
Healthy industry and regional fundamentals. The existing Boston-area regional gaming market currently generates approximately $2.6 billion of gross gaming revenues annually. Encore, with EBITDA still ramping given its relative youth as an operating asset, is expected to grow with the overall market by appealing to underserved premium regional customers. Nationally, gaming revenues have recovered to pre-COVID levels and the two-year growth rate of gross gaming revenue in Massachusetts was double that of the overall industry in 4Q21.
Property Overview
•Encore is a LEED Platinum certified, premium super-regional resort and casino providing five-star dining, gaming, shopping and entertainment. Built in 2019 at a total cost of $2.6 billion, the asset is located along the Mystic River and less than five miles from downtown Boston. 5.6 million gaming age residents live within a 90-minute drive of the property.
•The property comprises more than 3.1 million total square feet of luxury amenities including slot machines, gaming tables, poker tables, 671 luxury hotel rooms and suites as well as a broad array of food and beverage outlets and large group meeting spaces.

•The property is uniquely positioned as the only integrated resort and casino located in the Boston metropolitan area. Additionally, Encore holds one of only two Class I gaming licenses that have been granted in Massachusetts.
About the Company
Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from approximately 11,000 real estate properties owned under long-term net lease agreements with commercial clients. To date, the company has declared 620 consecutive common stock monthly dividends throughout its 53-year operating history and increased the dividend 114 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.
Forward-Looking Statements
Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, client financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing, terms or completion of these acquisitions, uncertainties regarding whether the anticipated benefits of the merger with VEREIT, Inc., which closed on November 1, 2021, and the spin-off of the office properties to Orion Office REIT Inc. on November 12, 2021 will be achieved, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, the ability of clients to adequately manage their properties and fulfill their respective lease obligations to Realty Income, the outcome of any legal proceedings to which Realty Income is a party and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of Realty Income’s current operating plans and estimates. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. Realty Income does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.
Investor Contact:
Victoria Prescott, CFA
Senior Director, Capital Markets & Investor Relations
(858) 284-5349
vprescott@realtyincome.com